CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2008, relating to the financial statements and financial highlights which appear in the March 31, 2008 Annual Report to Shareholders of the Legg Mason Maryland Tax-Free Income Trust, which comprise the Legg Mason Tax-Free Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 24, 2008